EXHIBIT 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 29th day of August, 2008 (“Agreement Date”) by and between Advanced Growing Systems, Inc., a Nevada corporation (hereinafter referred to as the “Company”), and Dan K. Dunn, an individual (hereinafter referred to as the “Employee”).  The Company and the Employee are collectively referred to as the “Parties”.  This Agreement supersedes any similar agreement between the Parties.

WITNESSETH:

Whereas it is in the best interest of the Company to retain quality personnel such as the Employee; and

Whereas the Employee is willing to enter into an employment agreement with the Company in accordance with the conditions hereinafter provided.

Now, therefore, for and in consideration of the terms and conditions contained herein, the Parties agree as follows, to wit:

1.	Definitions. As used in this Agreement:

A.	“Company” means Advanced Growing Systems, Inc. its successors and assigns, and any of its present or future subsidiaries or organizations controlled by, controlling, or under common control with it.

B.
“Confidential Information” means any and all information disclosed or made available to the Employee or known by the Employee as a direct or indirect consequence of or through Employee’s employment by the Company and not generally known in the industry in which the Company is or may become engaged, or any information related to the Company’s products, processes, or services, including, but not limited to, information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, or selling.

C.
“Inventions” mean discoveries, concepts and ideas, whether patentable or not, relating to any present or prospective activities of the Company, including, but not limited to, devices, processes, methods, formulae, techniques, applications, technology and any improvements to the foregoing. Such definition shall also encompass all such discoveries, concepts and ideas, even if formulated by the Employee prior to his employment by the Company.

D.
“Company Monthly Base Pay” means the employee’s last monthly remuneration, prior to termination of Employee’s employment with the Company, before federal, state, and local taxes and other withholding, but exclusive of extra compensation, such as that attributable to bonuses, overtime or employee retirement or pension benefits.

E.	“Conflicting Organization” means any person or organization engaged, directly or indirectly, in the research, development, production, marketing or selling of a Conflicting Product.

F.
“Conflicting Product” means any product, process, technology, application, or service of any person or organization, other than the Company, in existence or under development, which resembles, competes with or is marketed or offered for sale or lease to the same or similar potential customers as a product, process, technology, application, or service which is the subject of research, development, production, marketing or selling activities of the Company.

2.	Employment. The Company hereby employs the Employee and the Employee hereby agrees to accept employment with the Company upon the terms and conditions herein set forth.

3.
Term.  The Company hereby employs the Employee for a period of roughly twenty-four (24) months beginning on the 29th day of August, 2008, and ending on the 31st day of August, 2010, unless sooner terminated as provided in Section 13 (Disability), Section 14 (Death During Employment) or Section 16 (Termination), hereof; provided, this Agreement may be extended for additional periods or its terms amended upon the mutual written agreement of the Parties.

4.
Position.  The Employee shall be employed in the capacity of Chief Financial Officer with such managerial, administrative and other services as are customarily associated with or incident to such position and shall perform such other duties and responsibilities for the Company as the Company may reasonably require, consistent with such position.  The Employee shall not be assigned nor requested to perform duties or functions for which he has not been adequately trained or for which he does not have adequate education and/or professional experience.

5.
Extent of Services.  The Employee shall diligently and conscientiously devote Employee’s time, attention and energies to the business of the Company and shall not, during the term of this Agreement, be engaged in any other full time business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; however, except as set forth in Section 16, this provision shall not be construed as preventing the Employee from investing Employee’s assets in such form or manner as will not require full-time services on the part of the Employee outside of the Company.

6.
Working Facilities.  The Employee shall be furnished with such facilities suitable to Employee’s position and adequate for the performance of Employee’s duties and the conduct of the Company’s business.   The Employee’s principal office shall be located in the area selected by the Company; provided, however, the Employee agrees to do such traveling as is required to carry out Employee’s duties hereunder.

7.
Compensation.  The Company’s Board of Directors or the management of the Company may increase the Employee’s Company Monthly Base Pay from time to time as the Board may see fit to grant such an increase. The Employee shall be a participant in any deferred compensation, bonus and/or stock option plans designed and implemented by the Company’s Board of Directors for the benefit of the Company’s key executives and employees.   The Employee shall participate in any such plans at a level commensurate with Employee’s position with the Company.

A.
Company Monthly Base Pay. For all services rendered by the Employee under this Agreement, Employee shall be paid a salary in the sum of $ 120,000 per year, beginning on February 1, 2008. These amounts shall be paid in equal monthly or bi-monthly installments to the Employee as Company Monthly Base Pay.  Employee will also receive a monthly auto allowance not to exceed $1,000 per month.  Employee will be required to maintain full coverage insurance on the vehicle during the term of this agreement.

B.
Benefits. Employee shall be eligible for Company-paid health insurance, dental insurance, 401K Plan when available, short/long term disability coverage and other benefits that are and may become available. Employee shall be eligible to participate in any such benefits at a level commensurate with Employee’s position with the Company.  Employee will also be given 100,000 shares of Company stock upon execution of this agreement.

8.
Expenses.  All expenses for transportation and travel, including business use of personal automobile, incurred by the Employee for the furtherance of the legitimate business interests of the Company, shall be reimbursed or directly paid by the Company upon presentment of receipts in accordance with the record keeping requirements of the Internal Revenue Service.

9.
Right to Participate.  The Employee shall have the right to participate in all other benefits of employment generally made available to the Company’s executive and managerial employees including but not limited to medical, dental, disability, life insurance, retirement plans and any other benefit(s) presented by the Company’s Board of Directors and befitting the Employee’s position and performance as available.

10.	Vacation. The Employee shall be entitled to paid vacation, as follows:

  Ten (10) working days during the 2008 calendar year

  Fifteen (15) working days during the 2009 calendar year

For purposes hereunder, the term “working days” refers to Monday through Friday, exclusive of weekends and holidays, observed by the Company as determined by the Board of Directors.  Employee will not schedule vacation without prior written approval from the Company’s CEO.   Unused vacation days may not be carried into the next calendar year nor will the Employee receive compensation for unused vacation days, unless Employee’s work requirements cause Employee to miss vacation days, in which case Employee can carry over unused vacation days or be compensated for unused vacation days.

11.
Warrants.  The Company will issue to employee 400,000warrants to purchase the Company’s common stock at a strike price of $.50.   These warrants will be effective in 100,000 share blocks available at the end of the next 4 fiscal quarters starting with the quarter ending September 30, 2008.   The employee will exercise these warrants with either a payment in cash, an interest bearing note to the Company at a rate of six (6) percent per annum or through a cashless exercise.  The formula for the cashless exchange is as follows:

                  X =    Y (A-B)
                         -------
                             A

Where:

       X = the number of shares of Common Stock to be issued to the Holder in respect of a Cashless Exercise

       Y = the number of shares of Common Stock purchasable under the Option or, if only a portion of the Option is being exercised, the portion of the
              Option being canceled in connection with such Cashless Exercise (at the date of such calculation)

       A = the Fair Market Value (as defined below) of one share of the Corporation's Common Stock (at the date of such calculation)

       B = Option Exercise Price (as adjusted to the date of such calculation).

12.	Disclosure of Confidential Information.

A.
Confidentiality.  Except as required in the performance of Employee’s duties during the term of Employee’s employment by the Company, the Employee shall treat as confidential and shall not, directly or indirectly, use, disseminate, disclose, publish, or otherwise make available any Confidential Information or any portion thereof.   This provision shall remain in effect for a period of two (2) years after any termination of such employment.

B.
Return of Confidential Information.  Upon termination of Employee’s employment with the Company, all documents, records, notebooks, and similar repositories containing Confidential Information, including copies thereof, then in the Employee’s possession, whether prepared by him or others, shall be promptly returned to the Company.  If at any time after the termination of employment the Employee determines that he has any Confidential Information in Employee’s possession or control, he shall immediately return to the Company all such Confidential Information, including all copies and portions thereof.

13.
Disability.  To the extent not covered by the Company’s disability insurance, if any, if the Employee is unable to perform Employee’s services during the term of this agreement by reason of illness or incapacity, he shall receive Employee’s full compensation during the first two (2) months of such disability, to the extent not covered by the Company’s disability insurance, if any.   If such disability should continue for longer than two (2) months, the compensation otherwise payable to the Employee during the continued period of disability shall be reduced by fifty percent (50%) provided such continued period of disability lasts no longer than four (4) months.  The Employee’s full compensation shall be reinstated upon Employee’s return to employment and the discharge of Employee’s full duties hereunder.  This provision shall not be operative until all benefits under the Company’s long-term disability insurance plan, if any, have been calculated and shall not be considered in determining the amount of benefits under any such insurance plan.

A.	In the event of disability of the Employee, shares of the Company, as provided in Section 7(B) of this Agreement shall continue as if this Agreement were in full force and effect.

14.
Death during Employment.  If the Employee dies during the term of this Agreement, this Agreement shall be terminated; provided, however, the Company shall pay to the estate of the employee any salary which would have otherwise been earned for the balance of the month in which the Employee’s death occurred.  The estate will also have the ability to exercise any available and earned warrants.  This exercise will be available for a thirty (30) day period.

15.	Non-Competition. During the term of this Agreement and or as long as thereafter as Employee is receiving unemployment insurance:

A.
For a period of Three (3) years after Termination, the Employee shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as advisor, consultant, principal, agent, partner, officer, director, stockholder, employee, representative, spokesman or otherwise, in any phase of the business carried on by the Company at any time.

B.
For a period of Three (3) years after the termination of this Agreement, the Employee shall not solicit anyone who was an employee of the Company when the Employee’s employment with the company terminated or solicit anyone then employed by the Company to terminate or refrain from renewing Employee’s or her employment with the Company.

C.
For a period of Three (3) years after the termination of this Agreement, the Employee shall not, either directly or indirectly, solicit any customer, broker, or distributor of the Employer, for such products as are manufactured and/or sold by the Employer, and Employee will similarly not engage in the business of the manufacture and sales of such products as are manufactured and/or sold by the Employer within the said period.

16.
Termination.  The Employee may terminate this Agreement upon thirty days (30) written notice to the Company.  Upon the effective date of the Employee terminating this Agreement, the Employee’s entitlement to any salary or other benefits hereunder shall cease subject to the provisions of Section 13.

A.
The Employer may terminate this Agreement at any time with twenty-four (24) hours prior written notice if the Employee commits any material act of dishonesty, discloses confidential information, is guilty of gross misconduct, or acts in any way that has a direct, substantial and adverse effect on the Company’s reputation.  Upon the effective date of the Company terminating this Agreement, the Employee’s entitlement to any salary or other benefits hereunder shall cease.

17.
Certain Provisions to Survive Termination.  Notwithstanding any termination of this employment under this Agreement, the Employee, in consideration of Employee’s employment hereunder to the date of such termination, shall remain bound by the provisions of Section 12 and 15.  It is acknowledged that the Company would be irrevocably damaged if the Employee were to violate the provisions of Section 12 and/or 15, and consequently, in addition to all other remedies that may be available to it, the Company shall be entitled to injunctive relief for any actual or threatened violation of such Sections.

A.
In the event of termination of the Agreement as a result of the disability or death of the Employee, it is agreed that the provisions of Section 7(B) relating to shares of the Company shall continue as if the Employee were alive and fulfilling Employee’s obligations under this Agreement and not disabled or dead.

18.
Notice.  All notices herein shall be in writing and shall be deemed to have been duly given at the time personally delivered or deposited in the United States Mail, postage prepaid, to the address of the respective parties set forth below their signatures hereto, subject to changes upon notice to the other party.

19.
Waiver.  Failure to insist upon a strict compliance with any of the terms or conditions of this Agreement shall not be deemed waiver of such terms or conditions, nor shall any waiver of any term, condition or right of any party at any time be deemed a waiver of any other term, condition or right of any party hereto, nor shall it preclude the party from subsequently asserting or relying upon such term, condition or right.

20.	Severability. The invalidity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

21.
Modification.  There are no verbal understandings between the Parties.  This Agreement contains the entire agreement of the Parties and shall not be changed, modified, or terminated, except in writing signed by the Parties.

22.	Construction. This Agreement shall be construed in accordance with the laws of the State of Georgia.

23.
Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  The Employee’s rights, powers, privileges and immunities under this Agreement shall not be assignable by the Employee without the prior written consent of the Company.

24.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Parties have hereto set their hands on the day and year first above written.

COMPANY: Advanced Growing Systems, Inc.

This agreement is hereby ratified by a majority of the Advanced Growing Systems, Inc. Board of Directors on this 29th day of August, 2008.

By:	/s/ Chris J. Nichols
Name:	Chris J. Nichols
Title:	Chairman/CEO

EMPLOYEE:

	By:	/s/ Dan K. Dunn
	Name:	Dan K. Dunn